                                                                   EXHIBIT 10.11

                           SUPPLIER ESCROW AGREEMENT


     This Agreement, made and entered into this 21 day of April, 1997, by and between MMC Networks, Inc., a corporation organized and existing under the laws of the State of California with its principal office at 1134 E. Arques Avenue, Sunnyvale, CA 94086 ("MMC"), Hitachi Computer Products (America), Inc., a corporation organized and existing under the laws of the State of Delaware with an office at 3101 Tasman Drive, Santa Clara, CA 95054 ("HICAM") and SourceFile,
a                with an address at 1350 W. Grand Avenue, Oakland CA (the
  --------------
"Escrow Agent").

WHEREAS, HICAM and MMC have entered into an agreement pursuant to which HICAM agreed to purchase (under the terms and conditions of a Purchase Order, a sample of which is attached hereto as Exhibit A) on a continuing basis from MMC the PS1000 chip set ("Chip Set") for use in HICAM products; and

WHEREAS, pursuant to the Agreement, MMC has certain continuing supply, warranty, support and maintenance obligations; and

WHEREAS, MMC and HICAM have agreed to place copies of the documentation required for the manufacture and testing of the Chip Set, a copy of a Purchase Order and letters of authorization to suppliers of the Chip Set in escrow to be released to HICAM upon any discontinuation of certain obligations of supply, warranty, support and maintenance of the Chip Set undertaken by MMC;

NOW THEREFORE, in consideration of the mutual promises and undertakings hereafter set forth, the parties hereto do hereby covenant and agree as follows:


ARTICLE 1. ESCROW DOCUMENTS.
---------------------------

1.1 The Letters of Authorization authorizing the existing vendors and suppliers of the Chip Set to accept purchase orders from HICAM and to ship production units of the Chip Set directly to HICAM, and any documents, drawings, design specifications, bills of materials and other information necessary to manufacture the Chip Set without undue experimentation on the part of vendors and suppliers of the Chip Set, HICAM or its agents and suppliers, shall be placed in escrow, including any exhibits, addenda, amendments and modifications thereto, whether presently existing or created hereafter. The documents existing as of the date of execution of this Agreement are listed in Exhibit B hereto.

1.2 A fully executed original License Agreement (the "License Agreement") by and between MMC and HICAM, a copy of which is attached as Exhibit "C" shall be placed in escrow and will be delivered to HICAM concurrent with the delivery of the Escrow Documents pursuant to Article 5 below.

ARTICLE 2. PURPOSE OF AGREEMENT; DEPOSIT OF DOCUMENTATION.
---------------------------------------------------------

2.1 Deposit. The deposit of the Documentation and the license thereof pursuant
    -------
to Article 3.1 is intended to provide assurance to HICAM OF access and right of use of such Documentation in the event that MMC discontinues its supply of the Chip Sets to HICAM. In connection therewith, the Escrow Agent agrees to accept from MMC and MMC agrees to deposit with Escrow Agent, within ten (10) calendar days of the date of this Agreement, a copy of the Documentation. MMC will furnish to Escrow Agent a list describing all items deposited. MMC shall also furnish to HICAM a copy of such list so that HICAM can insure that all required items are included. The Documentation to be initially deposited with Escrow Agent is described in Exhibit B hereto, and such descriptions will be supplemented and updated by MMC with each subsequent deposit. For each deposit, Escrow Agent will issue receipts to MMC, and will send to HICAM copies of such receipts.

2.2 Update and Maintenance. During the term of this Agreement MMC shall keep the
    ----------------------
Documentation in escrow fully current by depositing the documentation and related materials for each and every correction, modification or new release of the Documentation.

2.3 Verification and Testing. HICAM may appoint an independent consultant to
    ------------------------
inspect, test and review the Documentation (under obligations of confidentiality) at the time of the initial deposit and at the time of each subsequent deposit in escrow in order to verify that it corresponds to the Exhibit hereto, and the Escrow Agent shall permit such inspections and testing of the same promptly upon request.

ARTICLE 3. LICENSE.
------------------

3.1 In the event that the Documentation shall be delivered out of escrow to HICAM pursuant to the terms of this Agreement, HICAM shall be licensed by MMC, and MMC does so hereby license HICAM, subject to the terms and conditions of the License Agreement attached hereto as Exhibit C, to use, modify, maintain and update the Documentation in all such respects as may be necessary for HICAM to manufacture, use, copy, distribute and sell the Chip Set as part of HICAM's packet switch system products. HICAM may sublicense its rights in the Chip Set to purchasers of HICAM's products so that they may exploit the same.

ARTICLE 4. TITLE TO DOCUMENTATION.
---------------------------------

4.1 Title to the Documentation shall remain in MMC, but title of the copy thereof to be deposited in escrow hereunder shall pass to and vest in the Escrow Agent and, in the event the Documentation shall he delivered to HICAM pursuant hereto, pass to and vest in HICAM.

Notwithstanding its ownership of a copy the Documentation in such event, HICAM shall remain subject to the terms of the license granted pursuant to Article
3.1 hereof with respect to the use thereof.

ARTICLE 5. RELEASE OF DOCUMENTATION TO HICAM.
--------------------------------------------

5.1 Release. The Documentation to be deposited in escrow pursuant to this
    -------
Agreement shall be released to HICAM only in accordance with the terms of this Agreement.

5.2 Notice of Default; Cure Period. If MMC discontinues its obligation to supply
    ------------------------------
HICAM with the Chip Sets or is in breach of any of its obligations under the terms and conditions set forth in a Purchase Order, HICAM shall so notify MMC in writing, specifying in reasonable detail. A copy of such notice will be served simultaneously upon the Escrow Agent. For a period of ten days after service of such notice, MMC shall have the right to resume its supply of the Chip Sets or cure the identified breaches, whichever the case may be. In the event that, at the conclusion of such cure period, MMC does not resume supply of the Chip Sets to HICAM, or HICAM shall conclude in good faith that the identified breaches have not been cured, HICAM may so notify both MMC and the Escrow Agent, and such notice shall include a demand that the Escrow Agent release the Documentation to HICAM pursuant to the terms hereof.

5.3 Dispute by MMC. In the case where MMC disagrees that it has discontinued its
    --------------
obligation to supply HICAM with the Chip Sets or that its obligations have been breached, MMC shall, within five (5) days after receipt of HICAM's notice and demand for release, notify both the Escrow Agent and HICAM that it objects to release of the Documentation. Failure of MMC to furnish timely notice objecting to release of Documentation shall conclusively establish its consent to the immediate release of the Documentation to HICAM under the terms of this Agreement, and the Escrow Agent shall release such Documentation to HICAM.

5.4 Injunctive Relief. MMC and HICAM acknowledge and agree that HICAM will
    -----------------
suffer irreparable harm to its business and operations in the event that release of the Documentation to HICAM is wrongfully delayed by MMC, and that HICAM may petition for injunctive relief to prevent MMC from seeking to delay such a release.

5.5 Payment to MMC. HICAM shall pay to MMC, in the event that the Documents are
    --------------
released to HICAM and HICAM manufactures and sells the Chip Sets, the amount of MMC's price to HICAM for the purchase of the Chip Set above the cost of manufacture of the Chip Set by HICAM, as set forth in detail in the License Agreement attached hereto as Exhibit C.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF MMC.
------------------------------------------------

6.1 Ownership. MMC warrants and represents to HICAM that it is the owner of and
    ---------
holder of all rights in the Documentation and that MMC has the right to grant to HICAM the license rights pursuant to Article 3.1 hereof and to deposit the Documentation with the Escrow Agent pursuant to the terms hereof.

6.2 Current Version. MMC warrants and represents to HICAM that the Documentation
    ---------------
to be deposited with the Escrow Agent is the most current version of such Documentation and conforms to the descriptions set forth in Exhibit B hereto.


ARTICLE 7. BREACH BY MMC.
------------------------

7.1 MMC shall be deemed to be in breach of its obligations and under this Agreement should any of the following events occur:

    (1)    MMC discontinues its obligation to supply HICAM with the Chip Sets;
    (2) MMC advertises for the sale of all or substantially all of its assets or negotiates or signs an agreement providing for the sale of all or substantially all of its assets, and such sale threatens, in HICAM's discretion, to disrupt MMC's obligation to supply HICAM with the Chip Set;
    (3) MMC admits in writing its inability to pay its debts generally as they become due;
    (4)    MMC makes a general assignment for the benefit of creditors;
    (5)    MMC voluntarily institutes proceedings to be adjudicated as bankrupt;
    (6)    MMC consents to the filing of a petition of bankruptcy against it;
    (7) a petition of bankruptcy is filed against MMC and remains unstayed or is not dismissed within ten (10) days after such filing;
    (8) MMC is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent;
    (9) MMC seeks reorganization under any bankruptcy act or law of debtor's moratorium or consents to the filing of a petition seeking such a reorganization; or
    (10) MMC has a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee or assignee in bankruptcy or insolvency covering all or substantially all MMC's property or providing for the liquidation of MMC's property or business affairs.

Upon occurrence of any of the above events, HICAM may thereupon so notify Escrow Agent in writing and provide evidence of the same. In such event, Escrow Agent shall promptly release and deliver the Documentation to HICAM pursuant to the terms hereof.

ARTICLE 8. LIMITATION ON OBLIGATION OF ESCROW AGENT.
--------------------------------------------------

8.1 Escrow Agent shall not be required to inquire into the truth of any statements or representations contained in any notices, certificates or other documents required or otherwise provided hereunder, and it shall be entitled to assume that the signatures on such documents are genuine, that the person signing on behalf of any party thereto are duly authorized to execute the same, and that all actions necessary to render any such documents binding on the party purporting to be executing the same have been duly undertaken. Without limiting the foregoing, Escrow Agent may in its discretion require from MMC or HICAM additional documents that it deems to be necessary or desirable to aid it in the course of performing its obligations hereunder.


ARTICLE 9. RELEASE AND INDEMNIFICATION OF ESCROW AGENT.
------------------------------------------------------

9.1 MMC and HICAM, severally, hereby do release Escrow Agent from any and all liability for losses and damages that may be incurred on account of any action taken by Escrow Agent in good faith pursuant to this Agreement (excluding acts of negligence by Escrow Agent), and (the parties do hereby severally indemnify Escrow Agent and undertake to hold harmless Escrow Agent from and against any and all claims, demands or actions arising out of or resulting from such performance by Escrow Agent under this Agreement.

ARTICLE 10. ESCROW AGENT FEES.
-----------------------------

10.01 HICAM hereby acknowledges and agrees that it shall pay the escrow fees related to this Agreement as set forth in Exhibit D attached hereto and made a part hereof. Escrow Agent shall invoice HICAM directly for all such fees. Escrow Agent shall notify HICAM at least ninety (90) days prior to any renewal of this Agreement of any increase in Escrow Agent's fees, which increase will not be in an amount greater than 10% of the fees in effect prior to any such renewal.


ARTICLE 11. CONFIDENTIALITY AND USE OF THE DOCUMENTATION.
--------------------------------------------------------

11.1 Confidentiality. The Documentation released to HICAM pursuant to this
     ---------------
Agreement shall be used by HICAM solely for the purposes permitted by this Agreement. HICAM shall treat and preserve the Documentation as a trade secret of MMC in accordance with the same practices employed by HICAM to safeguard its own trade secrets against unauthorized use and disclosure. MMC hereby acknowledges that HICAM may disclose the Documentation to its authorized agents, affiliates (including Hitachi, Ltd. and its affiliates) and suppliers of the Chip Set as needed by HICAM in order to manufacture, distribute and sell the Chip Sets. Nothing in this Agreement is intended to limit the disclosure of technical or other information as needed for HICAM's customers to effectively deploy properly licensed Chip Sets.

11.2 Survival of Obligations. The obligations of this Article 11 shall survive
     -----------------------
the termination of this Agreement for any reason and shall continue for as long as the Documentation continues to embody trade secrets of MMC, but in any event no longer than five(5) years from the date of its disclosure to HICAM.


ARTICLE 12. TERM OF AGREEMENT.
-----------------------------

12.1 The term of this Agreement shall commence on the effective date hereof and shall continue until the Documentation shall be transferred to HICAM pursuant to the terms hereof, or, if such transfer shall not have so occurred, the Agreement shall terminate and the Documentation shall be returned to MMC upon termination of MMC's supply and support obligations to HICAM.


ARTICLE 13. MISCELLANEOUS.
-------------------------

13.1 Independent Contractors. The parties hereto are and shall be independent
     -----------------------
contractors under this Agreement, and nothing herein shall be construed to create a partnership, joint venture or agency relationship between the parties hereto. No party shall have the authority to enter into agreements of any kind on behalf of the other parties in any manner.

13.2 Authority. The parties hereto represent and warrant that they have full
     ---------
power and authority to undertake the obligations set forth in this Agreement and that they have not entered into any other agreements nor will they enter into any other agreements that would render them incapable of satisfactorily performing their respective obligations hereunder.

13.3 No Agency; No Assignment; No Amendment. HICAM and MMC each represents that
     --------------------------------------
it is acting on its own behalf and is not acting as an agent for or on behalf of any third party and agrees that it may not assign its rights or obligations under this Agreement, or amend this Agreement, without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed.

13.4 Waiver. No party shall, by mere lapse of time, be deemed to have waived any
     ------
breach by the other party or parties of any provisions of this Agreement. The waiver of any party of a particular breach of this Agreement by any other party shall not be construed as or constitute a continuing waiver of such breach or of other breaches of the same or other provisions of this Agreement unless in writing by the waiving party.

13.5 Notices. All notices and other communications required or permitted to be
     -------
given under this Agreement shall be in writing and shall be considered effective when sent by facsimile, courier, or when deposited in the U.S. Mail, postage prepaid, and addressed to the respective party at the address noted above, unless by such notice a different address shall have been designated.

13.6 Governing Law. The construction and interpretation of this Agreement shall
     -------------
be governed by the law of the State of California, with the exception of its provisions regarding conflicts of law.

13.7 Force Majeure. No party shall be in default if failure to perform any
     -------------
obligation hereunder is caused solely by supervening conditions beyond such party's control, including acts of God, civil commotion or governmental demands or requirements.

13.8 Partial Invalidity. if any part, term or provision of this Agreement shall
     ------------------
be held illegal, unenforceable or in conflict with any law, the validity of the remaining portions or provisions hereof shall not be affected thereby.

13.9 Complete Agreement. The parties hereto acknowledge that each has read this
     ------------------
Agreement, understands it and agrees to be bound by its terms. The parties further agree that this Agreement, incorporating all Exhibits hereto, is the complete and exclusive statement of their agreement and supersedes all prior proposals, understandings, representations, conditions, warranties, covenants and all other communications between the parties relating hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as set forth below:

MMC Networks                         Hitachi Computer Products (America), Inc.

   By: /s/ Amos Wilnai               by: /s/ Takeaki Matsuoka
       -----------------------           --------------------------

Title:       Chairman                Title: Senior Vice President
       -----------------------              -----------------------
                                            & General Manager
                                            -----------------------

 Date:         4/11/97               Date:    April 16, 1997
       -----------------------              -----------------------


Escrow Agent

   By: /s/ [SIGNATURE]
       -----------------------

Title: President
       -----------------------

 Date: 4-21-97
       -----------------------

                                   EXHIBIT A

                   HITACHI COMPUTER PRODUCTS (AMERICA), INC.
                             TERMS AND CONDITIONS

1)  FORMATION OF CONTRACT
    The Purchase Order ("Order") is Buyer's offer to purchase the goods and/or services (herein after referred to as "goods") described from the Seller and does not constitute an acceptance by Buyer, of any offer to sell, quotation of proposal by the Seller. This Order shall become a binding contract under the conditions set forth herein only when the Seller acknowledges in writing the acceptance of the Order. Buyer's placement of this Order is expressly conditioned upon acceptance by Seller of all of the terms contained herein and on the face of this Order and any supplements, specifications of documents incorporated herein by reference.
    Any additional or different terms or conditions which may appear in any communication from Seller are hereby expressly objected to and shall not be affective or binding unless specifically agreed to in writing by Buyer's Purchasing Department.
   Seller expressly acknowledges that Buyer is purchasing the goods covered by this Order for internal use.
2)  PRICE AND PAYMENT
    All prices shall be firm and fixed unless otherwise agreed in writing. However, if Seller reduces its published or standard prices for goods or services covered by the contract before Seller completes his performance thereunder, such reduced prices shall apply to any goods or services undelivered at the time.
    Payment terms shall be net 30 days unless otherwise specified. Seller agrees not to deliver goods on sight draft basis.
    Except as otherwise provided herein, Seller shall pay all taxes that may arise of its sale of the goods and services to the Buyer. Buyer agrees to provide Seller with a Tax Exemption Certificate if required.
3)  WORK BY SELLER ON BUYER PREMISES
    In the event Seller, its officers, employees and agents or any of them enter premises owned, leased, occupied or under the control or Buyer in the performance of or in connection with this order, Seller agrees to indemnify and hold harmless Buyer, its officers, agents and employees from any loss, costs, damages, or bodily injury (including death) or whatsoever kind or nature arising out of or incidental to the performance of delivery of installation of this order occasioned in whole or in part by the actions or omissions of Seller, its employees, officers and agents or any of them. Seller shall maintain public liability, property damage and automobile liability insurance in reasonable amounts covering the obligations set forth and upon request will provide Buyer with a Certificate of Insurance indicating the amount of such insurance.
4)  PACKING
    Seller shall include shipping marks, as specified by Buyer on all packing. Unless otherwise specified, Seller shall pack the goods in such a manner as to be safe from damage or deterioration while in transit or storage under foreseeable circumstances.
    No charges of any kind, including charges for boxing or cartage, will be allowed unless specifically agreed to by Buyer in writing.
5)  DELIVERY
    Unless otherwise stated on this Order, all goods are to be shipped freight prepaid, F.O.B. Seller's factory. Buyer will advise the Seller of the destination, and has the option to specify routing and method of shipment.
    Time is of the essence, and this Order may be terminated if delivery is not made or services not performed by the date specified on the Order. No change in the scheduled date or performance will be permitted without Buyer's written consent. No acceptance of goods or services after the scheduled delivery date shall be deemed a waiver of future compliance with the terms hereof. If the materials cannot be delivered within the time specified in the Order. Seller must notify Buyer immediately in writing of the earliest possible delivery date.
6)  INSPECTION
    Seller shall thoroughly inspect all and every part of the goods and shall conduct running and performance tests before shipment and send Buyer a record of such tests. Buyer and/or its designee shall have the right and opportunity to witness such inspection and/or test. Seller shall furnish without additional charge, all reasonable facilities and assistance for the safety and convenience of Buyer and/or as designee in the performance of such inspection and/or test. Witnessing or failure to witness such inspection and/or tests by Buyer and/or its designee shall in no way impact Buyer's or its designee's rights in the case of nonconforming or defective goods.
    All goods furnished under this Order by Seller to Buyer or its designee may, at its option, (1) reject the goods and return it to Seller at Seller's risk and expense or (2) arrange for repair or make the goods otherwise acceptable at Seller's expense in accordance with Seller's timely instructions, or in accordance with Buyer's or the designee's best judgement (at Seller's risk and expense). If Seller does not provide such instructions or make such repairs within a reasonable time, or (3) accept the goods at a reasonably reduced price.
    Freight costs for rejected goods shall include all freight charges from the point of which the goods are rejected. If rejection occurs outside of the U.S., Buyer will bear any taxes and/or duties incurred in the transportation of the goods to the Seller.
    Seller shall provide Buyer with appropriate material certifications, including but to limited to material, physical and/or chemical analysis certifications.
7)   WARRANTIES
     A. Seller warrants to the Buyer and its designee that the goods supplied and work of services performed under this Order conform to the specifications herein.
     B. Seller further warrants to the Buyer and its designee that all goods under this Order will be free from defects in material and workmanship and will conform to applicable specifications, drawings, samples and descriptions. Buyer's or the designee's written approval of the designs furnished by Seller shall not relieve Seller of its obligations under this warranty.
     C. Unless otherwise specified, Seller's warranty shall extend for a period of twelve (12) months after the goods are accepted by Buyer's designee. Buyer and its designee shall have the benefit of any other warranties which may be applicable.
     D. In the event Buyer or its designee discovers a breach of any kind of the warranties specified herein with respect to any goods or part thereof within the warranty period, Buyer or its designee may at its option, (1) return such goods to Seller's at Sellers' risk and expense; or (2) arrange for repair or make the goods otherwise conform to the warranties at Seller's risk and expense in accordance with the Seller's timely instructions, or in accordance with Buyer's or its designee's best judgement (at Seller's risk and expense) if Seller does not provide such instructions or make such repairs within a reasonable time.
     E. In addition to the other remedies provided herein, Seller shall be liable for all damages both to Buyer and/or its designee, incurred as a result of any defect or breach of warranty in any item covered by this Order.
     F. the warranties of the Seller shall survive the termination of this contract.
8)   ASSIGNMENT
     Seller shall not assign this contract, or the right to payment due hereunder, without Buyer's prior written consent.
9)   LIENS, CLAIMS AND ENCUMBRANCES
     Seller warrants and represents that all the goods will, when delivered hereunder, be free and clear of all liens, claims or encumbrances of every kind.
10)  DEFAULT AND TERMINATION
     Buyer may cancel the whole or any part of this Order or exercise any other remedy provided buyers of goods by law or in equity including any remedy under the Uniform Commercial Code, in any of the following circumstance:
     1. If Seller fails to make delivery of the goods or to perform the services within the time specified herein or any extension thereof;
     2. If, in Buyer's good faith judgement, the Seller fails to perform any of the other provisions of this Order or fails to make progress as to endanger performance of this Order in accordance with its terms and does not cure such failure within a period of ten days, or such longer period as Buyer may authorize in writing, after receipt of notice from Buyer specifying such failure:
     3. Seller is in breach of any of the terms or conditions of the Order;
     4. Seller becomes insolvent, makes a general assignment for the benefit of creditors, or is subject of proceeding under any law relating to bankruptcy, insolvency or relief of debtors, however designated.
     The failure of the Buyer to insist upon strict performance of any of the terms of this Order of to exercise any rights hereunder shall not be construed as a waiver of the rights of the Buyer or designee.
11)  INFRINGEMENTS
     Seller warrants the Buyer's and/or its designee's purchase, installation, and/or use of the goods covered hereby will not result in any claim of infringement, or actual infringement, of any patent, trademark, copyright, or other intellectual property right. Seller agrees to defend any action brought against the Buyer and/or its designee arising out of such infringement and Seller shall indemnify and hold buyer and/or its designee harmless from and against all claims, losses, expenses, damages, causes of action and liabilities of every kind and nature, including without limitation, reasonable attorney's fees (without waiver of Seller's obligation to indemnify Buyers and/or its designee hereunder), arising from or out of any breach of the foregoing warranty. The rights granted hereunder shall survive termination of this contract.
12)  FORCE MAJEURE
     Neither party shall be responsible for any delay or failure in performance of any part of this Order to the extent that such delay or failure is caused by events beyond its control and without its negligence ("force majeure conditions"). If any force majeure condition occurs, the party delayed or unable to perform shall give immediate notice to the other party, and the party affected by the others delay or inability to perform may elect to: (1) suspend this Order for the duration of the force majeure condition, buy elsewhere, goods to be bought under this Order, and deduct from any commitment the quantity bought for which commitments have been made elsewhere, and resume performance of this Order once the force majeure condition ceases with an option in the affected party to extend the period of this Order up to the length of time the forced majeure condition endured; or (2) terminated this Order or the part of it relating to goods not already shipped if the force majeure condition continues for more than thirty (30) days.
13)  CHANGES
     Buyer shall have the right to make changes in this Order. If such changes affect shipment of delivery or the amount to be paid by Buyer, Seller shall immediately notify Buyer in writing. Upon such notification, the parties shall enter into negotiation for and adjustment.
14)  EXPORT RESTRICTIONS
     Seller agrees to comply, and do all things necessary for Buyer to comply with all applicable federal, state and local laws and regulations, including regulations of the United States Departments of Commerce and State relating to the export of technical data and commodities insofar as they relate to the transactions contemplated herein. Seller agrees to advise Buyer of any and all export restrictions and/or requirements concerning the goods covered by this Order and to obtain the required government documents and approvals prior to export from the United States of any such technical data or commodity.
15)   COMPLIANCE
      The Seller shall warrant that the goods called for by this order have been or will be produced in compliance with Fair Labor Standards Act of 1939 (29 U.S. Code 210-219) and any amendments thereto, and insofar as applicable to this Order, the Walsh-Healy Public Contracts Acts (41 U.S. Code 35-45) and any amendments thereto, as well as with the provision of any other Federal Law enacted including P.L. 87-851 WORK HOURS ACT OF 1962-Overtime Compensation, and with any and all rules and regulations issued under each and every such act. The Seller agrees that this warranty may be considered as the certificate contemplated by the amendment dated October 26, 1949, to the Fair Labor Standard Act of 1938. Seller of goods and or services herein listed on this purchase order, asserts and warrants to the Buyer that the goods and/or services complies with all applicable standards of the Williams-Steiger Occupational Safety and Health Act of 1970.
     Seller shall comply with all applicable Federal, State or local laws, rulings, regulations, and orders pertaining thereof in effect on the date of this Order.
16) APPLICABLE LAW
     The validity, interpretation, and performance of this order shall be governed by the laws of the State of California.

                                  EXHIBIT B(1)
               LETTER OF AUTHORIZATION TO MOTOROLA SEMICONDUCTOR



_____________, 1997



Motorola Semiconductor
1300 N. Alma School Road
Chandler, AZ 85224


RE: Authorization to Supply


To whom it may concern:

You are a party to that certain Development and Purchase Agreement with MMC Networks, Inc. ("MMC") pursuant to which you agree to provide certain [foundry] supply services to MMC with respect to the supply of the MMC product known as the PS1000 chip set (the "Chip Set"). Effective upon delivery of this letter to you and notwithstanding anything to the contrary in any document given to you or executed by MMC, MMC and its successors and assigns, hereby authorize and grant to you an irrevocable and non-exclusive right and license to sell quantities of the Chip Set to Hitachi Computer Products (America), Inc. as Hitachi Computer Products (America), Inc. may from time to time order.

Very truly yours,

MMC Networks, Inc.


By:_________________________


Its:________________________

                                 EXHIBIT B (2)
                      LETTER OF AUTHORIZATION TO NEC CORP.



______________, 1997


NEC Corp.
2880 Scott Blvd.
P.O. Box 58062
Santa Clara, CA 95052-8062


RE: Authorization to Supply



To whom it may concern:

You are a party to that certain Development and Purchase Agreement with MMC Networks, Inc. ("MMC") pursuant to which you agree to provide certain [foundry] supply services to MMC with respect to the supply of the MMC product known as the PS1000 chip set (the "Chip Set"). Effective upon delivery of this letter to you and notwithstanding anything to the contrary in any document given to you or executed by MMC, MMC and its successors and assigns, hereby authorize and grant to you an irrevocable and non-exclusive right and license to sell quantities of the Chip Set to Hitachi Computer Products (America), Inc. as Hitachi Computer Products (America), Inc. may from time to time order.

Very truly yours,

MMC Networks, Inc.


By:_________________________

Its:________________________

                                  EXHIBIT B(3)

                       DESCRIPTION OF DEPOSITED MATERIAL
                       ---------------------------------



1.  For each of the following products:

 .    PS1001 . Packet Switch Processor
 .    PS1002 - Fast Ethernet Interface Unit
 .    PS1003 - Ethernet Interface Unit

       a)  Verilog source code
       b)  EDIF files
       c)  Test vectors

2.  Letter of Authorization to the Chip Vendor(s)

                                   Exhibit C

                               License Agreement
                               -----------------

     This LICENSE AGREEMENT (the "Agreement") is entered into and effective as of the date this fully executed original copy is delivered to Hitachi Computer Products (America), Inc., a Delaware corporation ("HICAM"), having offices at 3101 Tasman Drive, Santa Clara, CA 95054, this Agreement being by and between HICAM and MMC Networks, Inc., a California corporation ("MMC"), having offices at 1134 E. Arques Avenue, Sunnyvale, CA 94086, on the basis of the following facts:

                                R E C I T A L S
                                ---------------

     WHEREAS, MMC designs, manufactures, has manufactured, markets and sells a chip set currently known as the PS1000 chip set (the "Chip Set").

     WHEREAS, MMC and HICAM from time to time conduct business pursuant to which MMC supplies quantities of the Chip Set to HICAM.

     WHEREAS, MMC desires to (i) ensure the availability to HICAM of certain proprietary materials relating to the Chip Set (collectively the "Source Material") in the event certain conditions set forth in Section 7 of the Escrow Agreement (a "Release Event") should occur, and (ii) grant to HICAM and HICAM desires to acquire from MMC a license to make, use and sell the Chip Set for the consideration and upon the terms and subject to the condition set forth in this Agreement.

                               LICENSE AGREEMENT
                               -----------------

     IT IS HEREBY AGREED, on the basis of the foregoing facts and in consideration of the respective covenants set forth in this Agreement, as follows:

     1.  Grant of License. MMC hereby grants to HICAM a perpetual, non-
         ----------------
         exclusive, worldwide right and license, without the right to sublicense, under all of its intellectual property rights to directly and indirectly make, use, test, sell, market and distribute the Chip Set, but only as part of an HICAM's packet switch system products and only pursuant to the terms stated in section 3.1 of the Escrow Agreement.

     2.  Consideration. In consideration of the License granted hereunder HICAM
         -------------
         shall pay to MMC a royalty (the "Royalties") for each Chip Set manufactured and sold by HICAM as part of HICAM's packet switch system products, equal to the Production Margin. For the purposes of this Agreement, the "Production Margin" for each Chip Set shall he determined by subtracting the cost that HICAM pays to the ASIC supplier for such Chip Set, from the average, pre-tax, FOB point of manufacture price at which HICAM purchased Chip Set from MMC during the three month period immediately preceding notice of a Release Event.

     3.  Payment Terms for Royalties. The Royalties attributable to the sale of
         ---------------------------
         a Chip Set, as part of HICAM's packet switch system products, shall be payable on the last day of the month following the month in which the Chip Set is actually received by HICAM.

     4. Royalties Mistakenly Paid on Returned Products. If HICAM pays to MMC a Royalty on the sales of a product which includes the Chip Set that is subsequently returned to HICAM, the amount of the Royalty so paid shall be deemed a credit against future royalties payable by HICAM. If no future Royalties are payable, the remaining balance of such credits shall be refunded to HICAM within thirty (30) days after the expiration or termination of HICAM's obligation to pay Royalties or the expiration or termination of this Agreement.

     5. Warranty and Indemnification. MMC warrants that HICAM's manufacture, use, sale, reproduction and distribution of the Chip Set shall be free of rightful claims of any third person of infringement of any intellectual property rights. MMC agrees to defend, at its expense, the part of any suit or proceeding brought against HICAM or HICAM's suppliers based in whole or in part upon any claims which, would constitute a violation of the foregoing intellectual property rights indemnification. HICAM agrees to notify MMC in writing of any such claim, give MMC sole control of the defense and settlement thereof; and provide all reasonable assistance, at MMC's expense, in connection therewith. If any Chip Set products are claimed to so infringe, MMC shall, at its option, (a) procure for HICAM the right to continue using the Chip Set; (b) modify or replace the Chip Set, without materially impairing the performance or functions of the product, so there is no infringement; or (c) compensate HICAM for the purchase price paid by HICAM for the Chip Set. MMC shall have no liability regarding any claim arising out of the use of the Chip Set in combination with other goods if the infringement would not occur but for such combination.

     6.  Term of License. This Agreement shall commence and be effective on the
         ---------------
         date on which a copy of the Agreement is delivered to MMC by the Escrow Agent and shall continue in full force and effect thereafter, subject to termination by (a) HICAM for any reason on thirty (30) days prior written notice to MMC, and (b) MMC for failure to pay Royalties when due, unless HICAM pays such Royalties within thirty (30) days of receipt of notice from MMC. In the event of a Change in control of HICAM, provided that HICAM has not first obtained MMC's written consent as to a Change in Control, which consent shall not be unreasonably withheld or delayed, MMC may, upon thirty (30) days written notice to HICAM, terminate HICAM's right to purchase ASICs from the ASIC vendor. A Change in Control is defined as a sale of substantially all of HICAM's assets, a merger involving HICAM whereby HICAM is not the surviving corporate entity or any other changes of control of HICAM in which more than 50 percent of the voting power of HICAM no longer resides in HICAM's shareholders as constituted immediately prior to such transactions.

     7.Confidential Information. HICAM agrees that MMC has a proprietary
       ------------------------
       interest in the Source Materials. All disclosures to HICAM, its agents and employees shall be held in strict confidence by HICAM, its agents and employees. HICAM shall disclose the Source Materials only to those of its agents and employees to whom it is necessary in order properly to carry out their duties as limited by the terms and conditions hereof. HICAM shall not use the Source Materials except for the purposes of exercising its rights and carrying out its duties hereunder.

       The obligations foregoing obligations of confidentiality shall not apply to any particular portion of any Confidential Information that: (i) now or subsequently becomes generally known or available through no act or omission of the receiving party; (ii) is known to the receiving party at the time of receipt of same from the furnishing party; (iii) is provided by the furnishing party to a third party without restriction on disclosure; (iv) is subsequently rightfully provided to the receiving party by a third party without restriction on disclosure; or (v) is independently developed by the receiving party and as can be demonstrated from the receiving party's business records and documentation, provided the person or persons developing same have not had access to the Confidential Information of the furnishing party.

     8.Audit Rights. HICAM agrees to make and keep full and accurate books and
       ------------
       records in sufficient detail to enable Royalties payable hereunder to be determined. On thirty (30) days' prior written notice to HICAM and not more than two times within a calendar year, MMC's independent firm of certified public accountants shall have access to the books and records of HICAM pertaining to net proceeds received by HICAM for its sublicensing and assigning of its rights and licenses under this Agreement and shall have the right to make copies therefrom at MMC's expense. In the event that the audit shows that HICAM under compensated MMC by greater than 10% of the total amount due to MMC for the period audited, the costs of the audit shall be paid by HICAM. Such firm of independent certified public accountants shall have such access at all reasonable times and from time to time during normal business hours. Prompt adjustment shall be made by the proper party to compensate for any errors or omissions disclosed by such audit. The firm of independent certified public accountants shall execute a confidentiality agreement with HICAM advance of receiving such access, whereby such firm shall agree to hold confidential all information learned in the course of any examination of HICAM's books and records hereunder, except that it may report to MMC the extent of any error or omission and the general basis therefor. All reports and payments not disputed as to correctness by MMC within two (2) year after receipt thereof shall thereafter conclusively be deemed correct for all purposes.

     9.Miscellaneous.
       -------------

       (a)This Agreement shall be governed by the internal laws of the State of California as if made and performed within the State.

       (b)Any dispute, controversy or claim arising out of or relating to this Agreement or breach thereof shall be exclusively and finally resolved by arbitration pursuant to the rules of the American Arbitration Association, which shall administer the arbitration and act as appointing authority. The decision of the arbitrators shall be final and binding upon the parties hereto, and shall be executory. Judgment based on the decision of the arbitrators may be entered by any court of competent jurisdiction. Notwithstanding this, judgment upon the award of the arbitration may be entered in any court where the arbitration takes place or any court having jurisdiction thereof, and application may be made to any court for a judicial acceptance of the award or order of enforcement. Notwithstanding anything contained in this section to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party in order to enforce the instituting party's rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

       (c)A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

       (d)Nothing herein contained shall be deemed to create an agency, joint venture or partnership relationship between the parties hereto. Neither party shall have any power to bind the other party in any respect whatsoever.

       (e)Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by both parties hereto.

       (f)This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original.

       (g)If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

       (h)Any headings contained herein are for directory purposes only, do not constitute a part of this Agreement, and shall not be employed in interpreting this Agreement.


       IN WITNESS WHEREOF, the parties hereto have executed this Agreement personally or by agents or officers thereunto duly authorized.


       "HICAM" Hitachi Computer Products (America), Inc.

                TAKEAKI MATSUOKA
       --------------------------------

       By:  /s/ Takeaki Matsuoka
           ----------------------------
       Date:      April 16, 1997
             --------------------------

       "MMC" MMC Networks, Inc.

              /s/ Amos Wilnai
       --------------------------------

       By:        Amos Wilnai
           ----------------------------
       Date:        4/11/97
             --------------------------

                                   EXHIBIT D


                          SOURCEFILE'S ESCROW SERVICES
                               1997 FEE SCHEDULE


ESCROW SERVICES
Includes climate controlled storage, certified letters of notification, and custom agreements.

 .      Initial set-up                                             $1,000.00*
 .      Annual Maintenance per Deposit or Product                  $1,100.00
       (Includes 2 deposit updates per year)
 .      Annual Race per Beneficiary                                $  300.00
       SourceFile invoices Depositor
 .      Annual Rate per Beneficiary                                $  500.00
       SourceFile Invoices Beneficiary directly




ADDITIONAL SERVICES

 .      Technical Verification                        starts at $145.00/hour
 .      SourceLink on-line account status           please call for estimate
 .      Source Material Updates                                      $150.00
 .      Escrow Release Beneficiary Request                           $800.00
 .      Escrow Release Depositor Request                             $200.00
 .      Pick-Up and Delivery Service per year                        $200.00



*Due when agreement is customized or signed.